Exhibit 4.9

Execution Version

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is entered into this 24th day of August, 2016, by and between:

On one side:

1.	Pointer do Brasil ComercialLtda., a limited liability company organized under the laws of Brazil, headquartered at Alameda Araguaia, 1142, Bloco 2, 3º Andar, Condomínio Empresarial Araguaia,Barueri-SP, CEP 06455-000,enrolled with the Taxpayer Registration CNPJ/MF under No. 10.426.974/0001-95, hereby represented by its legal representatives (“Buyer”);

On the other side:

2.	Eliane Maria Kolberg, a Brazilian citizen, married, businesswoman, bearer of the Identity Card RG nº 8047766574, enrolled with the Taxpayer Registration CPF/MF under no. 526.124.900-78, resident and domiciled at Rua Carlos Alberto Beninca, 200, Lucas Araújo, Passo Fundo–RS, CEP 99072-33 (“Eliane”);

3.	DjulionAndgili Kolberg, a Brazilian citizen, married, businessman, bearer of the Identity Card RG nº 4047766698, enrolled with the Taxpayer Registration CPF/MF under no. 750.991.870-72, resident and domiciled at RuaIbirapuera, 215, Lucas Araújo, Passo Fundo–RS, CEP 99072-320 (“Djulion”);

4.	Joduciel Roberto Kolberg, a Brazilian citizen, married, businessman, bearer of the Identity Card RG nº 1060473863, enrolled with theTaxpayer Registration CPF/MF under no. 819.598.690-00, resident and domiciled at Rua Tomas Martins, 108, Lucas Araújo, Passo Fundo–RS, CEP 99072-350 (“Joduciel”);

5.	Joseline Kolberg,a Brazilian citizen, single, businesswoman, bearer of the Identity Card RG nº 6062922643, enrolled with the Taxpayer RegistrationCPF/MF under no. 975.789.670-53, resident and domiciled at Rua Carlos Alberto Beninca, 200, Lucas Araújo, Passo Fundo–RS, CEP 99072-330 (“Joseline”),

Eliane, Djulion, Joduciel and Joseline are hereinafter jointly referred to as “Sellers”;

6.	MarcieleAparecida Kolberg, a Brazilian citizen, married, businesswoman, bearer of the Identity Card RG nº 6069934187, enrolled with the Taxpayer Registration CPF/MF under no. 943.709.820-49, resident and domiciled at RuaIbirapuera, 215, Lucas Araújo, Passo Fundo–RS, CEP 99072-330 (“Marciele”);

7.	Eric Thomaz Kolberg, a Brazilian citizen, single, businessman, bearer of the Identity Card RG nº 7097868264, enrolled with the Taxpayer Registration CPF/MF under no. 021.839.740-28, resident and domiciled at Rua Carlos Alberto Beninca, 200, Lucas Araújo, Passo Fundo–RS, CEP 99072-330 (“Eric”);

8.	Cirio Carlos Kolberg, a Brazilian citizen, married, businessman, bearer of the Identity Card RG nº 4008947592, enrolled with the Taxpayer Registration CPF/MF under no. 201.266.460-15, resident and domiciled at Rua Carlos Alberto Beninca, 200, Lucas Araújo, Passo Fundo–RS, CEP 99072-330 (“Cirio”);

Marciele, Eric and Cirio are hereinafter, jointly with the Sellers, referred to as “Kolberg Family Members”;

And, as Intervening Parties,

9.	Cielo do Brasil Instalações Ltda. ME, a limited liability company organized under the laws of Brazil, headquartered at Rua Carlos Alberto Beninca, 197, Lucas Araújo, Passo Fundo–RS, CEP 99072-330, enrolled with the Taxpayer Registration CNPJ/MF under No. 09.205.052/0001-79, hereby represented by its legal representatives (“Cielo do Brasil”);

10.	Cielo IndústriaMecatrônica Ltda. EPP,a limited liability company organized under the laws of Brazil, headquartered at Rua Carlos Alberto Beninca, 290, Lucas Araújo, Passo Fundo–RS, CEP 99072-330, enrolled with the Taxpayer Registration CNPJ/MF under No. 00.354.182/0001-07, hereby represented by its legal representatives(“Cielo Indústria”); and

11.	Cielo Telecom Ltda.,a limited liability company organized under the laws of Brazil, headquartered at Rua Carlos Alberto Beninca, 205, Lucas Araújo, Passo Fundo–RS, CEP 99072-330, enrolled with the Taxpayer Registration CNPJ/MF under No. 05.357.675/0001-06, hereby represented by its legal representatives(“Cielo Telecom” and, jointly with Cielo do Brasil and Cielo Indústria, the “Companies”);

Each party mentioned above ishereinafterindividually referred to as a “Party”, and jointly referred to as “Parties”;

WITNESSETH:

A.            WHEREAS,the Sellers jointly own 100% of the issued share capital of Cielo Telecom;

B.            WHEREAS,Marciele and Eric jointly own 100% of the issued share capital of Cielo do Brasil;

C.            WHEREAS,Djulion, Joduciel, Joseline and Cirio jointly own 100% of the issued share capital of Cielo Indústria;

D.            WHEREAS,prior to the closing of the transaction envisaged hereunder, substantially all the assets of Cielo do Brasil and of Cielo Indústria will be transferred to Cielo Telecom; and

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E.            WHEREAS, Buyer wishes to purchase all the quotas of Cielo Telecom owned by the Sellers, and all Sellers agree with such purchase by Buyer,

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, each of the Parties hereby agrees as follows:

1.	Purchase and Sale.

1.1.         Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement,on the Closing Date (as defined below), the Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, all of the Sellers’ right, title and interest, as of the Closing Date, to the quotas of Cielo Telecom, in the proportionsprovided for in Schedule 1.1 hereto (“Telecom Quotas”), Free And Clear, as defined below(“Transaction”).

1.1.1.      Immediately prior to the Closing Date (as defined below), Cielo Indústria and Cielo do Brasil shall sell, assign, transfer and convey to Cielo Telecom, and Cielo Telecom shall acquire, all right, title and interest of Cielo Indústria and of Cielo do Brasil on the assets of Cielo Indústria and of Cielo do Brasil listed in Schedule 1.1.1 hereto (“Acquired Assets”), free and clear of any onus, encumbrances, pledges, liens, privileges, charges, third party rights and, in general, any restrictions of any nature whatsoever (“Free And Clear”).

2.	Transaction Value.

2.1.         Value of the Transaction. The Parties agree that the full value of the Transaction to be paid by Buyer to Sellers is twenty nine million Reais (R$ 29,000,000.00) (“Transaction Value”), subject to the provisions of Sections 2.3 and 2.4 below.

2.1.1.      The valuation above assumes that the Telecom Quotas and the Acquired Assets are being conveyed debt and liability free, including but not limited to, convertible notes and taxes, except for the loans described in Schedule 2.1.1 hereto (“Loans”), which amounts have been considered for the calculation of the Transaction Value.

2.2.         Transaction Value Adjustments.

2.2.1.      December 31, 2015 Reports. In case (i) the values of the inventory, fixedassets or working capital of the Companies, are identified in the US GAAP consolidated Reports (as defined belowin this clause) in amounts lower than the respective amounts provided for in the Companies’ financial statements dated as of December 31, 2015 (the “Base-Date Values”), which copies are attached hereto as Schedule 2.2.1 or (ii) the results of the 2015 financial statements, as identified in the US GAAP Reports (as defined below), are in amounts lower than the amounts provided for in the 2015 forecast presented to Buyer, also attached hereto as Schedule 2.2.1, the Transaction Value shall be adjusted considering the possible differences verified.For purposes of this Agreement, the US GAAP Reports are the consolidated financial statements of the Companies, as attached to this agreement as Schedule 4.6,with adjustments, from the Generally Accepted Accounting Principles in Brazil (“Brazilian GAAP”)to Generally Accepted Accounting Principles in the United States (“US GAAP”),to be audited by qualified auditor to Brazilian GAAP and adjustment to US GAAP. Sellers shall be responsible that theauditorofthe financial statementsof the Companiesin accordance with the Brazilian GAAP, as attached in Schedule4.6,is also qualified to US GAAP, orshallprovide alternative qualified auditor.

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2.2.2.      Closing Reports. Sellers shall submit, to the Buyer, financial statements, which include at least balance sheets and relevant notes, of Cielo Telecom and the Acquired Assets from Cielo do Brasil and Cielo Indústria("Companies’ Financial Statements"), and an auditor report dated as of five (5) days prior to the Closing Date (whenever such Closing is to take place in accordance with this Agreement), provided that the auditor report and the Companies’ Financial Statements shall be prepared in accordance with US GAAP and in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) requirements. The Companies' Financial Statements and auditor report shall be signed by the Companies’ partners and a PCAOB qualified auditor, shall also contain an opinion from such qualified auditor, and the Schedule 3.2.2.1 of this Agreement shall be attached to such report(“Closing Reports”).If the results of the Closing Reports are in amounts lower than the amounts provided for in the Companies’ financial statements dated as of December 31, 2015 and/or in the 2015 forecast presented to Buyer, both attached hereto at Schedule 2.2.1, the Transaction Value shall be adjustedconsidering the possible differences verified

2.2.3.      “Employees Fee”. Sellers shall submit to the Buyer, at least five (5) days prior to the Closing Date (calculated to expected Closing date), a report on the amount that would be due if all of the Companies’ employees were to be dismissed on the Closing Date, as provided for in Schedule 2.2.3, except for the amounts related to indemnified prior notice, which amounts shall be of Buyer’s responsibility in case of dismissal, and for the balance of the salaries, which amounts shall be of Sellers’responsibility, subject to the provisions of Section 9.1(a) with regard to the indemnified prior notice of the employees dismissed within six (6) months as of the Closing Date,butincluding, and not limited to, the amount of benefits, costs, severance payments, taxes, contributions and other applicable amounts (“Employees Fee”), which amount shall be deducted from the Transaction Value. If the employees are dismissed until the Closing Date, at the Sellers’ or the Buyer’s discretion, all of the dismissal costs, including the costs of the prior notice (even if the actual termination is following the Closing Date), shall be of Sellers’ responsibility. Schedule 2.2.3 hereto shall contain the balance due as of July 31, 2016 for all the employees that will be hired by Cielo Telecom (who are, currently, employees of Cielo do Brasil and/or of Cielo Indústria)and those that are to continue to be employed by Cielo Telecom. For the sake of clarity, the balance provided therein shall be considered as convenience in order to simplify the adjustment 5 days prior the Closing Date, provided further that the amount discounted from the Transaction Value as Employees Fee shall be offset in the event of an indemnification due and paid by Sellers due to labor liabilities related to any of the employees listed in the balance report, pursuant to Section 9 below.

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2.2.4.      Personal Assets. Prior to the Closing of the Transaction, the Parties shall deduct from the Transaction Value, for the respective book values in the Base-Date of December 31, 2015,the personal assets owned by Cielo Telecom and described in Schedule 2.2.4 hereto (“Personal Assets”).

2.2.5.      Buyer shall have three (3) working days(i.e., not considering weekends or holidays in Brazil or in Israel)from the receipt of the information requested under this Section 2.2toreview the information and notify Sellers of the amount of the adjustments to be made hereunder.

2.3.         Payment of the Transaction Value. The Transaction Value shall be paid as follows:

2.3.1.      At least five (5) working days prior to the Closing Date, Sellers shall submit to the Buyer banking statement evidencingthe then current amount of the Loans, by currency or linked to foreign currency (other than Reais), interest rate and update repayment schedules by principal and interest, so the Parties can calculate the outstanding amount of the loans on the Closing Date (“Loans Amount”); provided that, for purposes of calculation and definition of the Loans Amount, the Parties shall not consider the one million Reais (R$ 1,000,000.00) financing contracted by Cielo Telecom with BNDES after June 30, 2016. On the Closing Date (or at another time to be mutually agreed by the Parties)and after signing this agreement and meeting all the Conditions Precedent, the agreed amounts of Loans Amount will be paid by Buyer directly to Cielo Telecom's bank account (observing the provisions of Section 3.2.3.1 below), provided that any amount due to the banks arising out of the prepayment of the Loans Amount shall be fully borne by the Sellers. After receiving the bank confirmation of full repayment of the agreed portion of Loans Amount and respective full release, the Buyer will transfer to the Sellers the rest of the Transaction Price, after deduction of the agreed portions of the Loans Amount transferred to the Cielo Telecom bank account, subject to the provisions of Sections 2.3.2 and 2.3.3 below.

2.3.2.      On the Closing Date, the amount of four million Reais (R$ 4,000,000.00) shall be deemed to be reservedin order to guarantee the payment of the indemnifications that may be due by Sellers to the Buyer for satisfaction of any of the Buyer Losses, as provided for in Section 9 below (“Holdback Amount”). The Holdback Amount shall be deposited in an interest bearing bank account to be opened by Buyer in a bank and branch to be indicated by Sellers, who will be authorized toreceive, from the bank, the banking monthly statements of such account. The Holdback Amount will be held by Buyer until the fifth (5th) anniversary of the Closing Date, provided that:

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(a)	on the date of the second (2nd) anniversary of the Closing Date, forty percent (40%) of the portion of the Holdback Amount that has notbeenused to indemnify Buyer for the Buyer Losses, less the amounts withdrawn pursuant to Section 9 below, shall be released to Sellers, in the proportions provided for in Schedule 1.1 and to the bank accounts provided for in Schedule 2.3.3, subject to the provisions of Section 7.3 below;

(b)	on the date of the third (3rd) anniversary of the Closing Date, twenty percent (20%) of the portion of the Holdback Amount that has not been used to indemnify Buyer for the Buyer Losses, less the amounts withdrawn pursuant to Section 9 below, shall be released to Sellers, in the proportions provided for in Schedule 1.1 and to the bank accounts provided for in Schedule 2.3.3;

(c)	on the date of the forth (4th) anniversary of the Closing Date, twenty percent (20%) of the portion of the Holdback Amount that has not been used to indemnify Buyer for the Buyer Losses, less the amounts withdrawn pursuant to Section 9 below, shall be released to Sellers, in the proportions provided for in Schedule 1.1 and to the bank accounts provided for in Schedule 2.3.3; and

(d)	on the date of the fifth (5th) anniversary of the Closing Date, the balance of the Holdback Amount that has not been used to indemnify Buyer for the Buyer Losses, as well as the accrued interest, shall be fully released to Sellers in the proportions provided for in Schedule 1.1 and to the bank accounts provided for in Schedule 2.3.3, as long as there are no procedures or claims pending final decision, and as long as the Sellers have been duly notified by Buyer of their existence before the fifth (5th) anniversary of the Closing Date. In such case, the respective amounts under discussion shall be retained as Holdback Amount until the final decisions of such procedures or claims; if the final decision is favorable toSellersand there are no pending Buyer Losses, the retained amount, if any, shall be fully released to Sellers, as well as any accrued interest, within five (5) business days as of the final decision.

(e)	In the event Buyer unduly withdraws funds from the Holdback Amount, Buyer shall return the amount to the bank account within one (1) business day as of the receipt of Sellers’ notice in this regard, subject to an one-time fine corresponding to two percent (2%) of the overdue amount, monetarily adjusted in accordance with the variation of the CDI index, from the date of the undue withdraw until the date of effective return of the funds.

2.3.3.      On the Closing Date, ninety percent (90%) of the TransactionPrice (as defined in Section 2.6 below), after (i) the adjustments provided for in Section 2.2,and(ii) the deposits provided for in Sections 2.3.1 and 2.3.2, shall be paid to Sellers (“Transferred Amount”), as well as any amounts due to Sellers on Closing Date as provided for in Schedule 3.2.2.1, and both payments shall be made through deposit in the bank accounts indicated by Sellers and listed in Schedule 2.3.3 hereto.

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2.3.4.      On the90thday following the Closing Date (or, if this is not a business day, in the first subsequent business day), or on December 31, 2016, whichever occurs first, subject to the fulfillment of the provisions of this Agreement, the remaining ten percent (10%) of the Transaction Price (as defined in Section 2.6 below), after (i) the adjustments provided for in Section 2.2, (ii) the deposits provided for in Sections 2.3.1 and 2.3.2,and (iii) the payment of the Transferred Amount, shall be paid to Sellers (“Post-Closing Payment”), through deposit of immediately available funds in the bank accounts indicated by Sellers and listed in Schedule 2.3.3 hereto.

2.4.         Calculation Component. The Kolberg Family Members, all of which will receive part of the Transaction Price, either directly (the Telecom Sellers) or indirectly (the other Kolberg Family Members, as the partners of Cielo do Brasil and of Cielo Indústria),hereby expressly acknowledge and agree that the restrictive covenants assumed by the Kolberg Family Members under Section 6 hereto were a relevant component for the calculation of the Transaction Value and of the Transaction Price, which amounts were paid in direct or indirect benefit of all the Kolberg Family Members, upon deposit of the funds in the bank account provided for in Schedule 2.3.3 above, and a fundamental inducement for Buyer to purchase the Telecom Quotas, so no additional compensation shall be due to the Kolberg Family Members for the restrictive covenants undertaken therein.

2.5.         Additional Guarantee. In addition to the Holdback Amount provided for in Section 2.3.2 above, in order to guarantee the payment of the indemnifications that may be possibly due by Sellers to the Buyerfor satisfaction of any of the Buyer Losses, the Sellers shall grant to Buyer a first order mortgage guarantee (“hipoteca”) of the real property described in Schedule 2.5, under the terms of the Deed of Mortgage which copy is attached hereto as Schedule 2.5(“Additional Guarantee”). The Additional Guarantee will be held by Buyer until the fifth (5th) anniversary of the Closing Date, as long as there are no procedures or claims pending final decision, which have been duly notified by Buyer to the Sellers before the fifth (5th) anniversary of the Closing Date. In such case, if the pending proceedings or claims are in amounts higher than the remaining Holdback Amount, the Additional Guarantee shall be maintained until the final decisions of such procedures or claims are issued.Ifthe remaining Holdback Amount is enough to cover the pending proceedings or claims, the Additional Guarantee shall be released on the 5th anniversary of the Closing Date.

2.6.          Transaction Price. The Parties agree that the price to be paid by Buyer to Sellers for the Transaction shall be twenty eight million, sixty nine thousand, two hundred and forty fourReais and seventy three cents (R$ 28,069,244.73)(“Transaction Price”), calculated based on the Transaction Value less the Employees Feeas provided in 2.2.3 above.

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3.	Closing.

3.1.         Closing. The conclusion of the Transaction shall take place at the head offices of Cielo Telecom,until the fifth (5th) business day as of the completion of the Conditions Precedent(“Closing Date”), subject to the Outside Date and other provisions contained in Section 11 below; provided thatthe Closing Reports will be signed 5 days prior to the Closing Date or, exceptionally, 2 days prior to the Closing Date if the the Closing Date is September 29, 2016, except if a different date is mutually agreed by the Parties.

3.2.         Conditions Precedent. The Parties hereby agree that the following actions shall occur as conditions precedent to the Closing of the Transaction (“Conditions Precedent”), each and all of which may be waived by Buyer, at its sole discretion, subject to the provisions of Section 10, below:

3.2.1.      Closing Reports. Preparation and audit, of the Closing Reports, as defined above at Section 2.2.2, by an auditor qualified under thePCAOB requirements. Sellers acknowledge and agree that this is necessary because Buyer is a subsidiary of a company which securities are traded on NASDAQ and, as such, it is required to report in accordance with the requirements of the Securities and Exchange Commitment (“SEC”). In consideration of PCAOB requirements, Sellers acknowledge that the auditor should present the qualification in accordance with the SEC, and an auditor other than the auditor of the December 31, 2015Reportsshallbe required. In view of that, as a Condition Precedent, adjustments will need to be made to the Closing Reports. For the sake of clarity, the financial statements used as basis for the Closing Reports should reflect only the Telecom Quotas and the Acquired Assets and liabilities under this Agreement, and shall not include related party balances or other assets or liabilities not transferred to Cielo Telecom or not acquired by Buyer. The Sellers shall provide prior written notice of at least ten (10) business days to Buyer to allow for Buyer representative to be present in the stock taking in favor of the Closing Reports. The date of the stocktaking will be coordinated between the Sellers and the Buyer.

3.2.2.      Delivery of Closing Reports. The Closing Reports shall have been delivered to Buyer, under the terms provided for in Sections 2.2.and 3.1 above.

3.2.2.1.          Payment of Cielo Telecom Debts. The actions listed in Schedule 3.2.2.1 shall have been duly implemented for purposes of payment of the debts of Cielo Telecom provided therein.

3.2.3.      Third Party Approvals. The approval of the Transaction by the strategic and relevant third parties listed in Schedule 3.2.3 hereto, which include, without limitation, (i) customers representing more than fifty percent (50%) of the revenues of each of the Companies, unless there is an automatic assignment of their contracts;(ii) banks and other financial creditors representing the Companies’ total debt, (iii) the spouses of the Sellers, and (iv) any third parties which are parties to agreements that require their prior approval for the transfer of control of Cielo Telecom, for the early payment or transfer of such agreements or for the transfer of assets of Cielo do Brasil or Cielo Indústria, as applicable.

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3.2.3.1.	Notwithstanding the provisions of Section 3.2.3(ii) above, in case BNDES (a) delivers a negative response with regard to the transfer of control of Cielo Telecom, until September 2, 2016, or (b) does not deliver any answer with regard to the transfer of control of Cielo Telecom, until October3, 2016, Sellers shall require, on the first business day after the date established in items (a) or (b) above, as applicable, BNDES’ approval for the pre-payment of all the amounts due by Cielo Telecom, and (X) such pre-payment shall be considered, for all purposes of this Agreement, as a Condition Precedent, replacing the condition of BNDES’ prior approval for the change of control of Cielo Telecom, and (Y) the respective pre-paid amount shall be considered as part of the Loans Amount, as provided for in Section 2.3.1 and, accordingly, shall be discounted from the Transaction Value.

3.2.4.      Transfer of Acquired Assets. The transfer of all of the Acquired Assets to Cielo Telecom, and any contractual rights and permits related thereto, upon execution, by Cielo do Brasil and Cielo Indústria, as applicable, of tax invoices related to the Acquired Assets, as well as effective transfer of the possession of such Acquired Assets to the facilities indicated by Buyer, except for the Personal Assets;

3.2.5.      Use of Expression “Cielo” and Capital Reduction. Evidence of the registration of the Amendments to the Articles of Association of Cielo do Brasil and of Cielo Indústriaapproving (i) the change of the corporate names of these Companies, to exclude the expression “Cielo”, and (ii) if applicable, their capital reductions due to the transfer of the Acquired Assets to Cielo Telecom, with the Board of Commerce of the State of Rio Grande do Sul, Brazilian Federal Revenue, Municipality of Passo Fundo, Institute of Social Security and Workers’ Compensation Fund, shall have been delivered to Buyer;

3.2.6.      Transfer of Personal Assets. The assignment and transfer, from Cielo Telecom to a third party, of the Personal Assetsowned by Cielo Telecom and described in Schedule 2.2.4 hereto, at book value, with the base-date of December 31, 2015; for the sake of clarity, Sellers and the Kolberg Family Members shall bear any and all costs related to such assignments, including, but not limited to, any taxes incurred therefrom;

3.2.7.      Right to Use Real Property. The granting, to Cielo Telecom, of the right to use the real property described in Schedule 3.2.7 hereto, under a letter signedbythe landlord and property’s owner, under the terms of the draft attached hereto asSchedule3.2.7, provided that if Cielo Telecom decides to cease occupying the property, it shall notify the sublessor with at least forty five (45) days in advance (“Sublease Letter”);

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3.2.8.      Capital Increase and Correction of Address of Cielo Telecom. Evidence of the registration of the Amendments to the Articles of Association of Cielo do Brasiland of Cielo Indústria approving (i) the capital increase due to the transfer of the Acquired Assets from Cielo do Brasil and Cielo Indústria, if applicable, (ii) the correction of Cielo Telecom’s head offices’ address,with the Board of Commerce of the State of Rio Grande do Sul, Brazilian Federal Revenue, Municipality of Passo Fundo, Institute of Social Security and Workers’ Compensation Fund, and (iii) the Companies’financial statements prepared by the management to date, shall have been delivered to Buyer;

3.2.9.      Transfer of Employees. Theemployees listed in Schedule 3.2.9shall have been transferred to Cielo Telecom, upon execution of their employment booklets, subject to the provisions of Section 2.2.3. with regard to the Employees Fee;

3.2.10.    No Accumulated Profits. Cielo Telecom shall have no accumulated profits, and shall have a minimum working capital at least equivalent to the amount of the working capital provided for in the December 31, 2015 Reports;

3.2.11.    Banking Transition. The Sellers shall have cooperated with Buyer on the transition of Cielo Telecom bank accounts, in a manner that, as of the Closing Date, the signatories indicated by Buyer will have full powers to operate Cielo Telecom’s bank accounts;

3.2.12.    Delivery of Certificates. The delivery to Buyerof the“CertidãoConjuntaNegativadeDébitosRelativos a TributosFederais e à DívidaAtiva da União”, (issued jointly by the Receita Federal do Brasil, the ProcuradoriaGeral da Fazenda Nacional and the Instituto Nacional do Seguro Social), on behalf of each of the Companies, all of which shall be valid as of the Closing Date and for the thirty (30) days thereafter; and

3.2.13.    Board Approval. The approval of the Transaction by the Board of Directors of Buyer’s controlling entity, Pointer Telocation Ltd., as provided for in the Minutes of Board of Directors’ Meeting provided for in Schedule 3.2.13.

3.3.         Activities to be performed at the Closing Date. On the Closing Date:

3.3.1.      Transfer of Quotas and Replacement of Management. The transfer of the Telecom Quotas, Free and Clear, shall be formalized upon execution, by the Telecom Sellers and Buyer, of an Amendment to the Articles of Association of Cielo Telecom approving the transfer of the Telecom Quotas from Sellers to Buyer; under the same Amendment to the Articles of Association, the current managers shall be replaced by the managers appointed by Buyer;

3.3.2.      Execution of Agreements. Execution, by the Parties, of the Manufacturing Agreement, Agency Agreement, Services Agreements and Deed of Mortgage related to the Additional Guarantee;

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3.3.3.      Closing Payment. Thepayment of the part of the TransactionPrice corresponding to the Transferred Amount shall be madein full accordance with the provisions set forth in Section 2,subject to all applicable Transaction Value adjustments, as provided for in Section 2.2, and to the deposits provided for in Sections 2.3.1 and 2.3.2.

4.	Sellers’ Representations and Warranties.

4.1.         Representations and Warranties of the Seller: As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers hereby, jointly and severally, represent and warrant to Buyer thatthefollowing statements are true, accurate and complete on this date, and will remain true, accurate and complete on the Closing Date:

4.2.         Organization and Authority. Each of the Companies are limited liability companies, duly organized, validly existing and in corporate good standing under the laws of the Federative Republic of Brazil. The Telecom Sellers are the lawful owners of the quotas representing one hundred percent (100%) of the issued and outstanding total and voting capital stock of Cielo Telecom. Cielo do Brasil is the lawful owner of all of the Do Brasil Assets. Cielo Indústria is the lawful owner of all of the Indústria Assets. The transfer of the Telecom Quotas and of the Acquired Assets to Buyer is absolutely legal and valid and no consents, waivers or approvals from any person are required to consummate such transaction. Sellers have full authority to enter into this Agreement and to perform all transaction described herein, and they are not subject to any legal, judicial or contractual restrictions in respect of the disposition of their property, or of the Telecom Quotas, or of the Acquired Assets, as applicable.

4.3.         Authorization; Enforceability. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of the Sellers, enforceable against each Seller, in accordance with its terms. Neither the execution and performance of this Agreement, nor the consummation of the transactions contemplated herein, violate or conflict with any law, requires the consent by a third party, except as provided in Schedule 3.2.3, or constitute a breach of, violate or result in the breach or early termination of, or/and give rise to any penalty, right of termination or modification, or any other measure under, any contract or agreement to which any of the Companies is a party or by which any of the Companies or its assets are bound, in each case whether with or without notice or lapse of time, or both.

4.4.         No Prior Commitment. The Telecom Quotas were validly authorized and are duly issued and outstanding, fully-paid and non-assessable, and were issued in compliance with all applicable laws. The Telecom Quotas and the Acquired Assets are FreeandClearof all liens, and there are no legal, judicial, contractual or administrative restriction that could impede or restrict the transactions contemplated in this Agreement. Neither the Sellers nor Cielo Telecom are parties to any agreement or contract granting any right of first refusal, right of first offer, voting rights or other agreement that obligates or may obligate the either of the Sellers or Cielo Telecom to sell, transfer, or otherwise dispose of any of the TelecomQuotas or of the Acquired Assets.

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4.5.         Enrollments. Each of the Companies is duly enrolled with the Secretary of Federal Revenue (CNPJ), the Social Security (INSS), the Workers Compensation Fund (FGTS), the State of Rio Grande do Sul and the Municipality of Passo Fundo.

4.6.         Financial Statements. The Financial Statements contained in Schedule 4.6, (“Financial Statements”) and signed by the Companies’ partners and auditors, that were made available to the Buyer prior to the date hereof, were prepared as of December 31, 2013, December 31, 2014 and as of December 31, 2015(the last one, the “Base-Date”) for each of theCompanies, and consolidated for all the three Companies as of December 31, 2015. The Financial Statements were prepared in accordance with the Generally Accepted Accounting Principles in Brazil(“Brazilian GAAP”), applied in a manner consistent with the each of the Companies’ accounting practices, and present fairly, in all material respects, the consolidated financial condition of each of the Companies as of the date thereof and their consolidated results of operations and cash flows for the periods reflected therein. None of the Companies have any liability or obligation of any nature, whether or not accrued, absolute, contingent, determined or determinable, or otherwise, or any loss contingency other than: (i) as reflected in the Financial Statements; (ii) liabilities incurred since January 1, 2016, out of the ordinary course of business that are not, in the aggregate, higher than fifty thousand Reais (R$ 50,000.00); or (iii) liabilities incurred since January 1, 2016, in the ordinary course of business.

4.7.         Ordinary Course of Business. Since the Base Date, the activities of the Companies have been conducted in the ordinary course of business consistent with past practices and its organizational documents.

4.8.         Acquired Assets. Sellers have good and valid title to all the Acquired Assets, Free and Clear of all encumbrances, so Buyer may not be held liable to any embargo thereto arising from events occurred prior to the Closing Date. None of theAcquired Assets are in need of maintenance or repair except for ordinary and routine maintenance. Since the Base-Date, there has been no change, event or occurrence that, individually or together with any other change(s), event(s) or occurrence(s), has had or would be reasonably to have a material adverse effect on the Acquired Assets.

4.9.         Assets and Bank Accounts. TheCompaniesare the lawful owners of all assets and bank accounts reflected as owned in the Financial Statements, or are the lawful possessor, lessee or user, as applicable of all other assets possessed, occupied, used or held for use by the Companies, in each case Free And Clear of liens.

4.10.       Tax Matters.

(a)	the Companies have promptly and correctly filed with the competent governmental authorities all statements and returns related to any taxes which the Companies were required to file, including, but not limited to, returns with respect to income tax, withholding tax, excise taxes, VAT, personal and real property taxes, wage, unemployment or social security taxes, assessments, fees, contributions or governmental charges or levies required to be filed by them in connection with their operations and businesses, and such tax returns are correct and complete;

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(b)	the Companies have paid all taxes due and payable by them for or with respect to all periods up to and including the date hereof (without regard to whether or not such taxes are or were disputed), whether or not shown on any statements and returns or that were otherwise charged against or demanded from the Companies, or otherwise owed by the Companies, as and when such taxes were due or, in the case of late payment, have paid all fines, interest, and related charges. The Companies have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Companies have also filed all fiscal declarations and lists required by the Ministry of Labor, the Institute of Social Security (INSS) and the documents which are their duty to present to any governmental authority. All such Companies’ statements and returns were accurate and complete in all material respects. The Companies are not the beneficiaries of any extension of time within which to file any tax statement. No claim has ever been made by an authority, in a jurisdiction where Companies do not file Companies’ tax returns,whichthey are or may be subject to taxation by that jurisdiction. None of the Companies has given any currently effective waiver of any statute of limitations in respect of taxes or agreed to any currently effective extension of time with respect to a tax assessment or deficiency. There are no security interests on any of the assets of Companies that arose in connection with any failure (or alleged failure) to pay any tax; and

(c)	There is no dispute or claim concerning any liability for taxes of the Companies, either (i) claimed or raised by any authority in writing or (ii) as to which Companies or the Sellers have knowledge based upon personal contact with any agent of such authority. There is no notice of infraction issued by the Brazilian Federal Revenue Service (Receita Federal) or any other governmental authority against the Company for any tax, interest on tax, or fines for failure to file or late filing, and to the Sellers’ knowledge no reason or grounds exist for the issuing of new notices of infraction. There is no audit or examination pending by tax authorities of the tax returns, business, assets or properties of the Companies. The provisions for taxes reflected in the Financial Statements are adequate to cover taxes that are owed by the Companies in accordance with the Brazilian GAAP.

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4.11.       Labor and Employment Matters.

(a)	Schedule 4.11(a) contains a list of all the Companies’ current and formeremployeesand labor claims involving the Companies. In this regard, (i) the Companies’ employees are properly registered as such in the appropriate registers, in conformity with applicable law;(ii) the purchase of the Telecom Quotas and of the Acquired Assets by Buyer will not affect in any way the current labor and labor-like relations of the Companies; (iii) the Companies have recorded, with a regular employment contract and an inscription in the employment booklet, any and all employment, work or activity relationships involving subordination and habituality maintained with employees, including details on wages, benefits, vacation, additional benefits of any nature, job functions and direct or indirect, regular or eventual compensation, in accordance with applicable laws, and has kept all records of labor and/social security nature in a clear, precise and regular manner, having taken all steps required by law with regard to social security rights of all the employees; (iv) the Companies have all required registrations and qualifications and have taken all measures required under social security, labor and employment, and pension law; (v) the Companiesare in compliance with all material labor and social security obligations (including bargaining agreements) with respect to their employees, including those related to wages, work hours, fair labor practices, health, safety and payment of taxes due on employment relationships or social security and similar laws, and have made payments to, or with respect to their employees in accordance with applicable law, including social security contributions and payments to the Workers Compensation Fund (FGTS); (vi) the Companies are not parties to any labor claim, other than those listed in Schedule 4.11(a) hereto; (vii) the Company has no liabilities or obligations of a labor or employment nature (including social security or other tax liabilities) related to or in respect of any outsourced worker or any other person that provides or has provided services to the Company but who is not directly employed by the Company;

(b)	Schedule 4.11(b) contains a list of all collective bargaining or other similar agreements currently in force relating to any employees. The Companies have no material relationship problems pending with any unions or labor organizations representing any employees and to the Sellers’ knowledge there are no facts that would reasonably be expected to give rise to such problems; and

(c)	Schedule 4.11(c) contains a list of all benefit plans in favor of their employees that the Companies maintain or contribute to, on a formal or informal basis, any bonus, profit sharing, pension, stock option plan, retirement or other employee health, medical, hospitalization, welfare, insurance or benefit plan or other arrangement for the benefit of the current employees.

4.12.       Litigation. There is no action, suit, proceeding or investigation of any nature, including, but not limited to, of civil, tax, labor, regulatory, consumer or environmental natures claimed or, in the Sellers’ best knowledge, unasserted against the Companies that questions the validity of this Agreement, or the right of the Sellers to enter into this Agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any judgment, except as listed in Schedule 4.12, or to the extent that a reserve has been reflected on the Financial Statements in accordance with Brazilian GAAP, or any material adverse changes in the assets, condition, prospects or affairs of the Companies, financially or otherwise, or any change in the current equity ownership of the Companies, nor are the Sellers aware that there is any basis for the foregoing. The Companies are not parties or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation that the Companies intend to initiate, of any nature, including, but not limited to, of civil, tax, labor, regulatory, consumer or environmental natures.

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4.13.       Copyrights, Patents and Trademarks.Schedule4.13 contains a list of all the intellectual property rights used by the Companies. The Companies have sufficient title and ownership of, or exclusive licenses to, all patents, trademarks, trade names, domain names, copyrights, trade secrets, information, proprietary rights and processes necessary for their business as now conducted and as proposed to be conducted without any violation or infringement of, or other conflict with, the rights of others. Except for the intellectual property rights listed in Schedule 4.13,the Companies do not have any patents or pending patent applications or registrations or applications for trademarks, copyrights or domain names, or exclusive licenses to any of the foregoing. There are no outstanding options, licenses, agreements, claims, encumbrances, liens or shared ownership of interests of any kind relating to anything referred to above in this Section 4.13, except if otherwise provided in Schedule 4.13, that is to any extent owned by or exclusively licensed to the Companies, nor are the Companies bound by or parties to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, licenses, information, proprietary rights and/or processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. The Companies have all necessary and enforceable licenses, options, agreements, permissions and other rights to use, reproduce, market, distribute, store, stream, cache, perform, display, import, export and otherwise provide all copyright rights of third parties, to engage in the business of the Company as now conducted and as proposed to be conducted without the violation or infringement of, or other conflict with, the rights of others. Neither the Companies nor the Sellers have received any communications alleging that any of the Companies has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity and the Sellers are not aware of any potential basis for such an allegation or of any reason to believe that such an allegation may be forthcoming. The Companies use industry best practices, and comply with all legal and contractual requirements, necessary or desirable to prevent the unauthorized use, copying, reproduction, distribution, display, performance, import or export of any copyrightable works of third parties; and do not encourage, permit, promote, engage in, or provide the means to any third party to engage in any unauthorized use, copying, reproduction, distribution, display, performance, import or export of any copyrightable works of third parties. The Sellers are not aware that any of the Companies’ employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Companies or that would conflict with the Companies’ business as presently conducted or as proposed to be conducted. Neither the execution of this Agreement, nor the carrying on of the Companies’ business by the employees of the Companies, nor the conduct of the Companies’ business as proposed, will, to the Sellers’ knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Sellers do not believe it is or will be necessary to utilize any inventions of any of the Companies’ employees (or people the Companies currently intend to hire) made prior to or outside the scope of their employment by the respective Company.

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4.14.       Proprietary Information Agreements. Each present and former employee and officer of the Companies have executed a proprietary information and inventions agreement containing confidentiality and assignment of inventions provisions (“Proprietary Information and Inventions Agreement”), and each consultant to the Companies has executed consulting agreement containing confidentiality and assignment of inventions provisions, in substantially the forms provided to special counsel for the Buyer. No current and former employee has expressly excluded works or inventions or other subject matter from his or her Proprietary Information and Inventions Agreement. The Sellers are not aware that any of the Companies’ present and former employees, officers or consultants are in violation thereof, and the Sellers will use theirdiligent efforts to prevent any such violation.

4.15.       Compliance with Other Instruments. The Companies are not in violation or default of any provision of their Articles of Association, or of any instrument, judgment, order, writ, decree or contract to which they are parties or by which they are bound, or, to the Sellers’ knowledge, of any provision of any statute, rule or regulation applicable to the Companies.

4.16.       Agreements; Action

(a)	Schedule 4.16(a) contains a list of substantially all agreements executed by the Companies that are currently in force;

(b)	Except as provided in Schedule 4.16(a), there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which any Company is a party or by which any Company is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, five thousand Reais (R$ 5,000.00) or (ii) any license of any patent, copyright, trade secret or other proprietary right to or from any Company (other than the license to the Companies of standard, generally commercially available, “off-the-shelf” third party products that are not and will not to any extent be part of, or influence development of, or require payment with respect to, any product, service or intellectual property offering of the Companies), or (iii) provisions materially restricting or affecting the development, manufacture or distribution of the Companies’ products or services, or (iv) indemnification by the Companies with respect to infringements of proprietary rights;

(c)	Except as provided for in Schedule 2.1.1, or except as explicitly disclosed on the Financial Statements, the Companies have not (i) incurred any indebtedness for money borrowed or any other liabilities individually or in the aggregate in excess of fifty thousand Reais (R$ 50,000.00), (ii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iii) sold, exchanged or otherwise disposed of any of their assets or rights, other than the sale of their inventory in the ordinary course of business;

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(d)	For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Companies or the Sellers have reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum real amounts of such subsections.

(e)	The Companies have not engaged in the past two (2) years in discussions with representatives of other corporations regarding a potential transaction for the sale or merger of any of the Companies, and there will not be any liability to the Companies or to the Buyer derived from any such discussions.

4.17.       Related-Party Transactions. The Sellers hereby represent and warrant that neither the Sellers nor any of their employees, partners or relatives until the fourth degree (a “Related Party”), or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to any Company, nor is any Company indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such persons has any direct or indirect ownership interest in any firm or corporation with which any Company is affiliated or with which any Company has a business relationship, or any firm or corporation that competes with any Company, except that they may own stock in publicly traded companies that may compete with the Companies. No Related Party is directly or indirectly interested in any contract with the Companies.

4.18.       Regulatory Permits. Except as otherwise provided for in Schedule 4.18, the Companies have all franchises, permits, licenses, and any regulatory permit or similar authority necessary for the conduct of their business as now being conducted by them (“Permits”), the lack of which could adversely affect the business, properties, prospects or financial condition of the Companies, and Sellers believe the Companies can obtain, without undue burden or expense, any similar authority for the conduct of their business as planned to be conducted. Except as otherwise provided for in Schedule 4.18, the Companies are not in default under any of such Permits.

4.19.       Products. All products manufactured by the Companies either have the necessary registrations, or are in the process of being registered, with the National Telecommunications Agency (“Anatel”) and any other competent governmental authority or agency, as required by the applicable law, and are produced in accordance with Brazilian environmental and sanitary legislations. The Companies have all the proper licenses required for the importation of products, including, but not limited to, the proper RADAR license. The raw materials used by the Companies to manufacture such products are also registered, when applicable, with all the necessary governmental entities.

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4.20.       Environmental and Safety Laws.

(a)	The Companies(i) have complied with and are in compliance with substantially all applicable Environmental Laws (as defined below); (ii)are not subject to any existing proceedings under any Environmental Laws, have not received any warning, notice, letter or any other type of communication, and no expenditures are required by the Companies in order to comply with any existing Environmental Laws; (iii) to the Sellers´ best knowledge, the Companies have never sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, disposed or accepted for transport any Hazardous Substance (as defined below), to a facility, site or location that (x) is on a priorities list or similar list established pursuant to any Environmental Law for environmental cleanup or other remedial action, or (y) could reasonably be expected to give rise to liability under any Environmental Law; and (iv) does not store, generate or produce any Hazardous Substance in quantities or in a manner which could reasonably be expected to violate any Environmental Law or which could reasonably be expected to give rise to any liability thereunder. To the Sellers´ best knowledge there has never been any contamination of any ground or surface water or soil with any Hazardous Substance as a result of the Companies’ activities.

(b)	For purposes of this Section 4.20: (i) “Environmental Laws” means all international, federal, national, state and local laws, statutes, common law, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including those relating to (x) releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface or subsurfaces) or otherwise relating to the manufacture, processing, labeling, packaging, distribution, use, treatment, disposal, storage or handling of Hazardous Substances (or the disclosure of any of the foregoing to any governmental authority) or (y) endangerment of one or more animal or plant species or natural resources; and (ii) “Hazardous Substances” means any substance, material, product or object containing, in whole or in part and in any amount of concentration, radioactive material, asbestos, petroleum or its byproducts, formaldehyde, pesticides, mold, diesel fuel, crude oil or other chemicals, materials, compounds or substances or wastes which now or in the future become defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “solid wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “contaminants,” “pollutants,” “toxic pollutants,” “regulated substances,” or words of similar import under any Environmental Law.

4.21.       Distribution of Profits. There are no unpaid amounts owed by Cielo Telecom to the Telecom Sellers, such as dividends to be declared or distributed, or other pecuniary advantages (such as, for purposes of illustration, interest on capital (jurossobre o capital)). Since the Base Date, Cielo Telecom has not distributed profits to any person or entity, except as provided in Schedule 4.21.

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4.22.       Powers of Attorney; Banking. Except for the powers of attorney granted to attorneys under the existing litigation, there are no powers-of-attorney granted by Cielo Telecom currently in effect.Schedule4.22 sets forth a true, correct and complete list of (a) each bank, trust company or similar financial institution with which Cielo Telecom has an account or safety deposit box or other arrangement, and (b) the name of each person authorized to draw thereon or have access thereto.

4.23.       Insurance. Schedule 4.23 contains the list of all the insurance policies contracted by Cielo Telecom, as well as those related to the Acquired Assets. All of the premiums related to such policies are fully paid and there is no, and there has never been any, claim related thereto such policies.

4.24.       Real Properties. Cielo Telecom owns the real property described in Schedule 4.24 hereto, and is a party to the lease agreement described in the same Schedule.

4.25.       Changes. Since the Base-Date, there has not been any material adverse change on the business of the Companies in an amount in excess of fifty thousand Reais (R$ 50,000.00) (individually or in the aggregate), and there has not been any of the events listed below:

(a)	deviation from the historical accounting methods, principles or practices of any of the Companies, or in connection with the maintenance of the books and records of any of the Companies;

(b)	damage, destruction or loss, whether or not covered by insurance, affecting the business of the Companies;

(c)	cancellation, write-off or write-down of any indebtedness due to any of the Companies;

(d)	obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred, or any transaction, contract or commitments entered into, by any of the Companies other than such items created or incurred in the ordinary course of business, none of which involves liability for any of the Companies in excess of fifty thousand Reais (R$ 50,000.00)(individually or in the aggregate) annually;

(e)	waiver or release of any rights or interests of any of the Companies or any lapse or other loss of a right or interest of any of the Companies to use its assets or any change in the manner in which any of the Companies bill their clients or otherwise deal with clients, suppliers and insurance companies;

(f)	transfer, conveyance, assignment, modification or conversion of any of the assets any of any the Companies, except in the ordinary course of business;

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(g)	contract involving expenditure on capital account or the purchase of any capital equipment or other items of a capital nature in excess of fifty thousand Reais (R$ 50,000.00), in the aggregate;

(h)	payment of accounts payable or other current liabilities or collection of accounts receivable, except in the ordinary course of business;

(i)	grant or other creation of any encumbrance in any of the Companies’ assets;

(j)	change, amendment or modification of any corporate documents of the Companies;

(k)	transaction by any of the Companies, directly or indirectly, with any Related Party;

(l)	grant of any severance, termination agreement, understanding or commitment to any current or former partner or employee of any of the Companies, other than in the ordinary course of business;

(m)	agreement, contract, understanding or commitment to acquire any assets or securities of any third party, other than in the ordinary course of business;

(n)	declaration, payment or distribution of any dividend by any of the Companies other than in the ordinary course of business;

(o)	capitalization of reserves or creation of or issuance of any quota or loan capital;

(p)	any material loss of any business partner or source of supply;

(q)	action or omission by any of the Companies which could prejudice its goodwill; and

(r)	contract, agreement, understanding or commitment (whether written or oral) to do any of the foregoing.

4.26.         Accounts Receivable; Business Partners and Suppliers.

(a)	All receivable accounts and promissory notes due and uncollected as reflected on the Financial Statements, as well as those arising subsequent to the Financial Statements Date, if arisen from bona fide transactions in the ordinary course of business of the Companies, represent valid obligations due to the Companies, enforceable in accordance with their terms and consistent with the Companies’ past practice, and are not subject to charge, deduction, set-off or counterclaim and shall be collected in accordance with their respective terms in their recorded amounts, subject only to any reserves therefore. Schedule 4.26(a) lists any obligor that currently owes accounts and notes due and uncollected in an aggregate amount of fifty thousand Reais (R$ 50,000.00) or more.

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(b)	As of this date (i) no account or note obligor is in default of payment by more than ninety (90) days, (ii) to the best knowledge of each Seller, no account or note obligor is insolvent or bankrupt, (iii) no account receivable or note receivable has been pledged to any third party, and (iv) no claim, refusal or, to the best knowledge of each Seller, threatened refusal has been made regarding the payment of, or any rights of set-off against, any accounts or notes receivable of the Companies.Schedule 4.26(b)contains the clients aging report as of this date.

(c)	Schedule 4.26(c) lists the ten (10) largest suppliers of the Companies for the last twelve (12) months. Except as set forth on Schedule 4.26(c), no such supplier has cancelled or otherwise terminated or threatened in writing to cancel or otherwise terminate its relationship with the Companies or has during such period decreased, or threatened in writing to decrease, amend, modify or limit, its business relationship with the Companies.

4.27.       Anti-Corruption Practices. The Sellers, the Companies and each of their officers, directors, employees and agents have complied at all times, and are in compliance, with all applicable Anti-Corruption and Anti-Money Laundering Laws, including, but not limited to, the Anti-Corruption Law (law no. 12.846/13), the Brazilian Criminal Code, the Anti-Money Laundering Law, the Administrative Improbity Law, and the Public Biddings Law and all other United States and non-United States anti-bribery Laws and measures, including the United States Foreign Corrupt Practices Act to the same extent as if applicable to the Companies. Neither any Company nor their officers, directors, employees or agents have given, offered, agreed or promised to give, or authorized the giving directly or indirectly, of any money or other thing of value to any person as an inducement or reward for favorable action or forbearance from action or the exercise of influence.

4.28.       Brokerage Fees. There is no investment bank, broker, or other agent appointed or authorized to act in the name of the Sellers or the Companies that is entitled to any commission by reason of the transactions contemplated in this Agreement. All costs and fees due by the Sellers or the Companies to legal, financial and other advisors or subcontractors which assisted the Sellers with the Transaction contemplated herein will be duly and fully paid and eventual additional amounts or penalties to be paid to such third parties will be exclusively borne by the Sellers.

4.29.       Absence of Undisclosed Liabilities. The Companies do not have any liability or obligation of any nature, whether or not accrued, absolute, contingent, determined or determinable, or otherwise or any loss contingency except for such liabilities or obligations which were adequately, specifically and expressly disclosed, in writing, by Sellers, the disclosure of which will not affect, to any extent, the right of Buyer to be indemnified pursuant to this Agreement.

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4.30.       Disclosure. No representation or warranty by the Sellers provided hereto, or any document furnished by the Sellers to Buyer contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements and information contained in this instrument not misleading. All information furnished by or on behalf of the Sellers is true, complete and accurate in all material respects. To the best knowledge of the Sellers, there has been no change, event or occurrence that, individually or together with any other change(s), event(s) or occurrence(s), has had or would be reasonably expected to have a material adverse effect on the Companies.

4.31.       Survival of Representations and Warranties. The representations and warranties of the Sellers shall survive the Closing and remain in effect for the term of the statute of limitation of each obligation related thereto.

5. Buyer’s Representations and Warranties.

5.1.         Buyer’s Representations and Warranties.As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers that the following statements are true, accurate and complete on this date, and will remain true, accurate and complete on the Closing Date:

5.2.         Organization and Authority.  Buyer is a limited liability company duly organized, validly existing and in corporate good standing under the laws of the Federative Republic of Brazil, and has full and absolute legal right, power, capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder.

5.3.          Authorization; Enforceability.  This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Neither the execution and performance of this Agreement by Buyer, nor the consummation of the transactions contemplated herein by Buyer, violate or conflict with any law, requires the consent by a third party, except as provided in Schedule 5.3, or constitute a breach of, violate or result in the breach or early termination of, or give rise to any penalty, right of termination or modification, or any other measure under, any contract or agreement to which the Buyer is a party or by which the Buyer or its assets are bound, in each case whether with or without notice or lapse of time, or both.

5.4.          Brokerage Fees. Except as disclosed on Schedule 5.4, there is no investment bank, broker, or other agent appointed or authorized to act in the name of the Buyer that is entitled to any commission by reason of the transactions contemplated in this Agreement. All costs and fees due by the Buyer to legal, financial and other advisors or subcontractors which assisted the Buyer with the transaction contemplated herein will be duly and fully paid and eventual additional amounts or penalties to be paid to such third parties will be exclusively borne by the Buyer.

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5.5.          Survival of Representations and Warranties. The representations and warranties of the Buyer shall survive the Closing and remain in effect for the term of the statute of limitation of each obligation related thereto.

6.	Restrictive Covenants.

6.1.          Non Competition Obligations. In consideration for the Transaction Price, each of the Kolberg Family Members, Cielo do Brasil and Cielo Indústria(each, a “Restricted Party”)agrees that, for the period of seven (7) years as from (i) the Closing Date, or (ii) the last commercial engagement between the Buyer and the respective Restricted Party (observed the provisions of Section 7.2.3 below), whichever occurs later, the Restricted Partyshall not engage, directly or indirectly, in activities related to the Mobile Resource Management (“MRM”) field of businesswithin the Brazilian territory (“Restricted Activities”); for the sake of clarity, all activities performed by the Companies on this date are deemed as MRM activities.

6.1.1.      For the purposes of this Agreement, MRM shall mean a set of applications and solutions designed to address any of the following: improve productivity, increase efficiency, reduce risks, improve customer service and reduce operational costs of field mobile workforce, vehicles, fleets and assets. MRM includes, but is not limited to, the following applications: (i) tracking and tracing solution in general for mobile assets and fleets (hardware, software, APP and accessories for tracking and tracing hardware) through all kinds of communications and location systems like: GPS, GLONAS and other location satellite systems, antenna triangulation, mobile networks (like GPRS / SMS in GSM standard), RF, satellite communication, Mesh Network, and other networks; (ii) driver behaviour monitoring; (iii) solutions for prevention, location finding and recovery of vehicles and other fixed/mobile assets in security sector; (iv) local and remote blocking systems for security, including solutions to react against blocked communication between monitoring devices and infrastructure for the prevention of losses; (v) remote vehicle diagnosis and other assets remote diagnosis; (vi) internet of things for business related to MRM; (vii) asset& cargo management for control and security; (viii) business intelligence (analytic) for asset control; (ix) software as a service for MRM; (x) other related business connected to operational efficiency, security, cost reduction and optimization of remote assets, workforce, fleets and vehicles in general.In case of any doubts, at any time, Sellers mayconsult Buyer, so the Parties may align understandings regarding the fitting of a certain solution or product in the definition of MRM, as provided in this Agreement.

6.2.          Non Solicitation Obligations. Also in consideration for the Transaction Price, each Restricted Party agrees that, for the period of five (5) years as from (i) the Closing Date, or (ii) the last commercial engagement between the Buyer and the respective Restricted Party (observed the provisions of Section 7.2.3 below), whichever occurs later, the Restricted Partyshall not, directly or indirectly:

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6.2.1.      Solely with regard to the Restricted Activities, attempt in any manner 1. to solicit from or offer to any Client or Supplier, business of the same nature of those developed by the Buyer and/or Cielo Telecom, or 2.to persuade any Client or Supplier to cease to do business with the Buyer and/or Cielo Telecom or to reduce the amount of business which any such Client or Supplier has customarily done or is reasonably expected to do with the Buyer and/or Cielo Telecom, whether or not the relationship between Cielo Telecom and such Client or Supplier was originally established in whole or in part through his/her/its efforts or otherwise; or

6.2.2.      Employ, retain, engage or conduct business with or attempt to employ, retain, engage or conduct business with or assist anyone else to employ, retain, engage or conduct business with any person who is then (at the time when the action occurs) or, at any time after the Closing Date, an Employee of or a consultant to Buyer and/or Cielo Telecom.

6.2.3.      As used in this Section6:

(a)           the terms “Buyer” and “Cielo Telecom” shall include any subsidiaries, affiliates or divisions of the Buyer and/or Cielo Telecom;

(b)           the term “Client” shall mean anyone who is a customer of Cielo Telecom on the Closing Date,and anyone who was a customer of Cielo Telecom at any time during the one (1) year period immediately preceding the Closing Date;

(c)           the term “Supplier” shall mean anyone who is a supplier of Cielo Telecom, whether independent or not, supplying goods or services to Cielo Telecom on the Closing Date,and anyone who was a supplier of goods and services of Cielo Telecom at any time during the one (1) year period immediately preceding the Closing Date; and

(d)           the term “Employee” shall mean anyone who is wholly or primarily employee or service provider engaged in the Buyer’s and/or Cielo Telecom’s business as of the Closing Date and during the period of three (3) months immediately preceding the date of execution of this Agreement (including those employees or service providers who are on the active payroll of the Buyer and/or Cielo Telecom who are not actively at work on the Closing Date, such as employees on vacation or similar leave; and excluding the employees or services providers which are dismissed or terminated at Buyer’s discretion during the period of three (3) months immediately subsequent to the Closing Date, and which are not involved with the information technology area).

7.            Other Covenants.

7.1.          Customers and Vendors. The Parties hereby agree that (a)any consideration which may be directly or indirectly paid to Buyer or to Cielo Telecom for invoices issued by the Companies (i.e., to customers) prior to the Closing Date shall be transferred to the Sellers, and any consideration which may be paid to the Sellers, to Cielo do Brasil or to Cielo Indústriain respect of invoices issued by the Buyer or by Cielo Telecom following the Closing Date shall be transferred to the Buyer; and (b)any payments made by the Buyer in respect of invoices (i.e., from vendors) referring to the period prior the Closing Date shall be reimbursed by Sellers to the Buyer, and any payments made by the Sellers in respect of invoices referring to the period following the Closing Date shall be reimbursed by Buyer to Sellers.

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7.1.1.      The payments described in Section 7.1 above shall be made in immediately available funds, to be deposit at the relevant Party’s bank account listed in Schedule 7.1.1 hereto, and pursuant to the mechanism provided thereto. The payments shall be made within ten (10) business days as of the receipt (i) of the payments made by the customer, in the events described in Section 7.1(a) above, or (ii) of the date of receipt of the notice sent by the relevant Party to the other Party evidencing the payment of the invoice, in the events described in Section 7.1(b) above. For the sake of clarity, in the event of receipt or payment of funds comprising periods both prior to and after the Closing Date, only the proportional part of such funds shall be due to the other Party.

7.2.         Products of Cielo Indústria. Without affecting the provisions of Section 6, above, the Sellers undertake to cause Cielo Indústria to continue to manufacture current finished products of Cielo Indústria, under the terms and conditions of the Manufacturing Agreement which draft is attached hereto as Schedule 7.2(“Manufacturing Agreement”), following the assumptions below:

7.2.1.      Buyer herein undertakes, for all legal purposes, to purchase, solely and exclusively from Cielo Indústria, the initial quantity of products currently manufactured by CieloIndústria, as provided for in Schedule 7.2.1 hereto (the “Products”). The price of the Products shall be previously agreed by the Parties, in the Manufacturing Agreement, and calculated based on BOM (Bill of Materials), plus thirty percent (30%). Buyer may, at its sole discretion, acquire an additional quantity of Products, which prices shall be calculated as described above, and which will be object of purchase orders to be issued by Buyer and subject to the acceptance of Cielo Indústria.

7.2.2.      Cielo Indústria herein undertakes, for all legal purposes, not to discontinue the manufacturing of the Products for the minimum interim period of twelve (12) months as of the Closing Date, except if a longer term is mutually agreed by the Parties, and not to sell, during the term established in Section 6.1, to any third party, the Products or any other product related to the MRM activities and their accessories, within the Brazilian territory.

7.2.3.      Sellers and the Kolberg Family Members herein undertake to keep Cielo Indústria open and operational, for all legal purposes, for the minimum period of five (5) years as of the Closing Date.

7.2.4.      For the sake of clarity, Buyer is entitled to sell the Products, directly or through any of its affiliates, for any customer, in Brazil or abroad, without any restriction.

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7.3.         Cielo do Brasil Shut-Down. Sellers and the Kolberg Family Membershereinagreetoundertake all necessary measures to close and shut-down Cielo do Brasil’s operations and enrollments, for all legal purposes, within six (6) months as of the Closing Date, and submit evidence thereto to Buyer. In case the shut-down ofCielo do Brasil is not concluded until the second (2nd) anniversary of the Closing Date, the date of release of funds of the Holdback Amount provided for in Section 2.3.2(a) above will be postponed to the first business day after evidence, by Sellers, of conclusion of Cielo do Brasil’s shut-down.

7.4.         Agency Agreement. Sellers, or whomever appointed by Sellers, within ninety (90) days as of the Closing Date, will form a new entity to be Buyer’s representative of Buyer’s products, on a non-exclusive basis, in the Brazilian territory, for the term of five (5) years as of the Closing Date, under the terms and conditions of the Agency Agreement a copy of which is attached hereto asSchedule 7.4 (“Agency Agreement”). In this event, for purposes of the non-competition and non-solicitation obligations provided for in Section 6 above, with regard to the representative or distributor, and with regard to its partners or shareholders and managers, the date of the last commercial engagement with Buyer shall be considered as of the date when they cease to be representatives of Buyer.

7.5.          Expression “Cielo”. The Sellers and the Kolberg Family Members acknowledge and agree that, upon the Transaction, the right to use the expression “Cielo” will be transferred to Buyer, so none of them will be entitled to use the term, trade name or trademark “Cielo” for the conduct of their activities, or for any other purpose.

7.6.          Maintenance of Management. CirioandJoselinehereby undertake to maintain the rendering of services to Cielo Telecom and/or Buyer, at Buyer’s discretion, in relation to the Acquired Assets for a period of four (4) months following the Closing Date, for no additional consideration, it being understood that such consideration is part of the Transaction Price. After the end of such 4-month period, Cirio and Joseline shall continue rendering services to Cielo Telecom and/or Buyer, at Buyer’s discretion, under the terms of Services Agreements to be executed pursuant to the drafts attached hereto as Schedule 7.6(a) and Schedule 7.6(b), under the consideration provided thereto(“Services Agreements”).

8.            Interim Period.

8.1.          Business during the Interim Period. Except as expressly contemplated by or otherwise permitted under this Agreement, or to the extent that the Buyer shall otherwise consent in writing (which consent will not be unreasonably withheld or delayed), the Sellers and the Companies covenant and agree with the Buyer that, at all times from and after this date until the earlier of the Closing Date or the termination of the transactions contemplated by this Agreement (the “Interim Period”), Sellers undertake to conduct, and to cause the Companies to conduct, the business of the Companies in the ordinary course of Business and in accordance with the Companies’ past practices.

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8.2.         Conduct of Business. Without limiting the generality of Section 8.1 above, prior to the Closing Date, the Sellers and the Companies shall not take any of the following actions with respect to the Companies, unless consented to in writing by the Buyer:

(a)	sell, encumber, lease, mortgage, pledge, license, waive, assign or otherwise dispose of or create any onus over any assets of the Companies, being such assets whether or not registered in the Companies’ financial statements;

(b)	convert, spin-off, merge or consolidate the Companies with and into any company, or merge or consolidate any company with and into the Companies, or any other form of corporate restructure of the Companies;

(c)	engage in any liquidation or dissolution;

(d)	enter into any new line of business other than the normal business of the Companies and related activities;

(e)	waive, trade or forgive any rights, credits and claims of the Companies (except for discounts of up to ten percent (10%) to customers, in the ordinary course of business, as reflected in the Closing Reports), or make any loans to any person or entity;

(f)	incur, assume or otherwise allow to become subject to any liability, except for current liabilities incurred in the ordinary course of business, in an amount no greater than fifty thousand Reais (R$ 50,000.00)(individually or in the aggregate);

(g)	enter into any real or personal property lease, purchase any real property or commit to construct any real property;

(h)	transfer or create any encumbrance over, or negotiate or promise to create any encumbrance over, any of the Telecom Quotas or the Acquired Assets, or execute voting agreements, option agreements or other agreements related to, or in any manner affecting, the Telecom Quotas or the Acquired Assets, and/or permit or allow any assets to become subject to any encumbrance;

(i)	grant any compensation increase to any existing employee or other person who renders services to the Companies, or pay or declare any bonuses;

(j)	enter into any transaction, or contract with any Related Party or person or entityaffiliated with any Related Party;

(k)	declare or pay any dividends or make any other non-cash distribution to the partners of the Companies;

(l)	amend any contract to which any Company is a party or otherwise bound, or enter into any contract;

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(m)	enter into any transaction or perform any act agreeing to take any of the actions that are voided herein or which would constitute a violation of any of the covenants of the Sellers contained herein;

(n)	make any increases or decreases in the capitalization of the Companies or issue, purchase, redeem or reclassify any equity interests of the Companies or grant any options with respect thereto, except when related to the transfers of the Acquired Assets, as required under this Agreement;

(o)	change any accounting methods or practices or revaluate any of the Companies’ assets, as well as to conduct, or to permit the existence, of any act or fact that implies or may be reasonably expected to imply the significant reduction of the Company’s net equity;

(p)	materially change, except if due to legal and regulatory requirements, the conduction of the Companies’ business and/or engage in any other transaction other than in the ordinary course of business; and

(q)	delegate to directors, officers or any other person the power to take any of the actions prohibited by any of the foregoing clauses or commit or agree to take any of such actions.

9.            Indemnification by Sellers and the Kolberg Family Members.

9.1.         Claims Among the Parties. Each of the Sellers and of the Kolberg Family Members, jointly and severally, agrees to indemnify in full the Buyer and Cielo Telecom, and hold them harmless, against any direct liability, damage, disbursement, expense or cost (including legal expenses and attorney’s fees) which Buyer and/or Cielo Telecom may suffer, sustain or become subject to (“Buyer Losses”), at any time, as a result of, and in accordance with, the below:

(a)	any liabilities and contingencies of Cielo Telecom, of the Telecom Quotas and/or of the Acquired Assetsand/or the Companies arising from acts or facts occurred prior to the Closing Date,whether or not disclosed to Buyer during the due diligence conducted prior to the execution of this Agreement, and whether or not expressed in this Agreement or its Schedule, and regardless of any previously disclosed amount, including, but not limited to, the amount of the indemnified prior notice due to employees dismissed until the end of the sixth (6th) month as of the Closing Date; provided that, if the respective practices are continued by Buyer, the eventual liability or contingency shall be proportionally borne by the Parties, i.e., Sellers shall be responsible for the period prior to the Closing Date, inclusively, and Buyer shall be responsible for the period subsequent to the Closing Date; provided, also, that any amounts of liabilities and/or contingencies related to the Employees Fee listed in Schedule 2.2.3 hereto shall not be deemed as a Buyer Loss and, consequently, shall not be indemnified by Sellers or by the Members of the Kolberg Family, unless if the amounts of such liabilities and contingencies exceed the amount of the Employees Feeofthe respective employee and, cumulatively, if such liability and/or contingency is related to the period under Sellers’ liability;

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(b)	any liabilities and contingencies of Buyer, Cielo Telecom, the Telecom Quotas and/or of the Acquired Assets and/or the Companies arising from acts or facts occurred after the Closing Date that are related to the activities of Cielo do Brasil, of Cielo Indústria or of any other business conducted by Sellers and/or the Kolberg Family Members; and

(c)	any misleading or incorrect information in the representations and warranties of the Sellers contained in Section 4 of this Agreement, or any breach of any of the obligations and provisions set forth in this Agreement, verified or acknowledged at any time, whether prior to or after the Closing Date.

9.1.1.      In view of the above,from and after the Closing Date, the Buyer may seek indemnification from Sellers and the Kolberg Family Members, and Sellers and the Kolberg Family Members shall be obligated to pay indemnification, for any Buyer Losses that are directly suffered or incurred by Buyer (provided that any damages that are directly suffered or incurred by Cielo Telecom, or by any company from Buyer’s economic group, shall be deemed as damages that are directly suffered or incurred by Buyer) and which (i) are proved (either judicially, or upon evidence of disbursement, or otherwise),and (ii) incurred pursuant to items (a), (b) or (c) above, and (iii) which are previously notified to Sellers and to the Kolberg Family Members, ifSellers and the Kolberg Family Membersare not able to remedy such Loss within thirty (30) days as of receipt of the notice in this regard. The payment of the indemnification shall then be made within five (5) days as of the end of the 30-day period mentioned above.

9.1.2.      The Parties further agree that any costs related to judicial or administrative claims and their guarantees (for example, but without limitation, deposit of guarantees for the issuance of clearance certificates), provided that (i) the damage that generated the costs or expenses has been caused by Sellers pursuant to items (a), (b) or (c) above, and (ii) which disbursement are proved, shall be reimbursed to Buyer within a term of ten (10) days as of the prove of disbursement mentioned aboveand, if such amounts are recovered by Buyer, they shall be immediately returned to Sellers, monetarily adjusted in accordance with the variation of the CDI index, from the reimbursement date to the effective Buyer’s recovery date.

9.2.         Third Party Claims.  In the event Buyer and/or Cielo Telecom is made, at any time, a defendant in or a party to a third party claim (including, without limitations, any governmental authority) arising from acts or facts occurred prior to or after the Closing Date,as applicable pursuant to Section 9.1(a), (b) or (c) above, which can originate or be considered a Buyer Loss (“Third Party Claims”), Buyer and/or Cielo Telecom will notify Sellers and the Kolberg Family Members in this regard. After such Third Party Claim evidence of disbursement of funds related to the proceeding, Sellers and the Kolberg Family Members shall reimburse the total amount of such Buyer Loss (including principal, interest and penalty, if applicable) to Buyer within ten (10) days as of the receipt by Sellers and the Kolberg Family Members of a notice from Buyer informing the disbursement, in immediately available funds through deposit into the bank account indicated by Buyer in such notice.

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9.2.1.      The Parties further agree that any costs related to judicial or administrative claims and their guarantees (for example, but without limitation, deposit of guarantees for the issuance of clearance certificates) related to Third Party Claims, provided that (i) the damage that generated the costs or expenses has been caused by Sellers pursuant to items (a) or (b) above, and (ii) which disbursement are proved, shall be immediately reimbursed to Buyer and, if such amounts are recovered by Buyer, they shall be immediately returned to Sellers, monetarily adjusted in accordance with the variation of the CDI index, from the reimbursement date to the effective Buyer’s recovery date.

9.3.         Indemnification Payment Rules.

9.3.1.      The Parties hereby agree that Sellers and the Kolberg Family Members shall not be required to disburse indemnification payments until the aggregate amount of the verifiedBuyer Losses, as evidenced, reaches fifty thousand Reais (R$ 50,000.00); provided, however, that once such amount is reached, Sellers and the Kolberg Family Members shall indemnify Buyer of the full amount of such Buyer Losses, since the first Real, and then this procedure shall also apply to the future Buyer Losses.

9.3.2.      The Parties also agree that in the event of Buyer Losses solely related to Cielo Telecom, Buyer shall withdraw the amount of the respective indemnification from the Holdback Amount, to the extent there are enough available funds composing the Holdback Amount. Any indemnification exceeding such amount, solely related to Cielo Telecom as well as any indemnification for Buyer Losses related to Cielo Indústria, Cielo do Brasil or any other activities related to Sellers, to the Kolberg Family Members or otherwise, shall be paid by Sellers or the Kolberg Family Members upon transfer of funds other than the funds of the Holdback Amount.Theentireamounts withdrawn from the Holdback Amount according to this Section will be discounted from the funds to be released under Section 2.3.2 (a) to (d).

9.4.         Conductof Defense of Third Party Claims.

9.4.1.      For the purposes of Section 9.2 above, Buyer shall notify Sellers of the Third Party Claim (“Third Party Claim Notice”) as soon as practical and no later than (i) twenty four (24) hours, in the events when term for response is of forty eight (48) hours; (ii) two(2) business days, when the term for response is of five (5) days; (iii) three (3) business days, when the term for response is of eight(8) days; and (iv) five (5) business days, when the term for response is more than eight (8) days. The failure to give the Third Party Claim Notice within the time limit established above will not release Sellersfrom the responsibility to contest or indemnify the eventual Buyer Loss arising from such Third Party Claim.

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9.4.2.      Except as otherwise provided in this Section 9.4 (especially in Sections 9.4.3 and 9.4.4 below), the Parties hereby agree that in the event of a Third PartyClaimarising from facts or acts exclusive attributable to Sellers, as agreed by the Parties, Sellers may, at their sole discretion, conduct the defense or indicate the attorney to be contracted by Buyer to conduct the defense, provided that Sellers shall bear with all costs and disbursements related to the procedure, including, but not limited to, the attorney’s fees.

9.4.3.      In case of a Third Party Claim which (i) the legal term for the defense is a 5-day term and (ii) Buyer is not able for any reason to give the Third Party Claim Notice to Sellers within the time limit that results in at least half the legal time frame for submitting the defense, Buyer will have the right to conduct such specific defense and then assign the case to Sellers, in such case without releasing in any manner the Sellers from the responsibility to indemnify Buyer for the eventual Buyer Loss arising from such Third Party Claim. If Buyer is to conduct the defense, it shall use one of the lawfirms listed in Schedule 9.4.3.

9.4.4.      Without affecting to any extent the right of the Buyer to be indemnified under this Agreement, Buyer alone may, at its sole discretion, choose to conduct the defense of any Third Party Claim that: (i) may result in a lien or freezing of any asset of the Buyer, Cielo Telecom or any of their Related Parties, (ii) may result in an injunction or other similar court order that may materially adversely affect the ongoing business or the reputation of the Buyer, Cielo Telecom or any of their Related Parties, or impose an obligation to omit or perform an action (obrigação de fazerouobrigação de nãofazer), (iii) may otherwise affect or disturb the ongoing business, reputation, credit of Buyer, Cielo Telecom or any of their Related Parties, (iv) if decided against the Buyer, Cielo Telecom or any of their, could materially adversely affect the ongoing business, reputation, credit or the financial position of Buyer, Cielo Telecom or any of their Related Parties, or (v) in any way may affect the free administration of the business of the Buyer, Cielo Telecom or any of their Related Parties. For purposes of informing and allowing cooperation from Sellers, the Buyer shall send the Third Party Claim Notice to Sellers under the terms provided above and provide all available relevant information to Sellers regarding such Third Party Claim. In any of the cases described in this item, Buyer shall take the merit of the case up to the highest level of the Brazilian jurisdictional system and shall bear the costs related to conducting such cases, including, but not limited to, attorney’s fees, deposits and other legal costs.

9.5.          In case the payment of the indemnification is not made to Buyer within the 10-day period established in Sections 9.1.3 and 9.2 above, as applicable, Buyer may use funds from the Holdback Amount provided for in Section 2.5 above to be indemnified, and the respective amount shall be offset from the Transaction Price, with which Sellers hereby agree.The entire amounts withdrawn from the Holdback Amount according to this Section will be discounted from the funds to be released under Section 2.3.2 (a) to (d).

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9.6.          Penalty for Delay in Indemnify.  In cases where the Sellers and Kolberg Family Members fail to timely pay the indemnification owed,the Sellers and Kolberg Family Members shall be subject to an one-time fine corresponding to two percent (2%) of the overdue amount, monetarily adjusted in accordance with the variation of the CDI index, from the due date of the indemnification payment until the date of its effective payment.

10.          Indemnification by Buyer.

10.1.       Claims Among the Parties. Buyer agrees to indemnify in full the Sellers and the Kolberg Family Members, and hold them harmless, against any direct liability, damage, disbursement, expense or cost (including legal expenses and attorney’s fees) which Sellers and the Kolberg Family Members may suffer, sustain or become subject to (“Sellers and Kolberg Family Members Losses”), at any time, as a result of, and in accordance with, the below:

(a)	any liabilities and contingenciesofthe Telecom Quotas and/or of the Acquired Assetsarising from acts or facts occurred after the Closing Datethat are related to the activities of Buyer, of Cielo Telecom or of any other business conducted by Buyer; and

(b)	any misleading or incorrect information in the representations and warranties of the Buyer contained in Section 5 of this Agreement, or any breach of any of the obligations and provisions set forth in this Agreement.

10.1.1.    In view of the above,from and after the Closing Date, Sellers and the Kolberg Family Members may seek indemnification from Buyer, and Buyer shall be obligated to pay indemnification, for any Sellers and the Kolberg Family Members Losses that are directly suffered or incurred by Sellers and the Kolberg Family Members (provided that any damages that are directly suffered or incurred by CieloIndústria shall be deemed as damages that are directly suffered or incurred by Sellers and the Kolberg Family Members) and which (i) are proved (either judicially, or upon evidence of disbursement, or otherwise) and (ii) incurred pursuant to items (a)or (b)above, and which are previously notified to Buyer, if Buyer is not able to remedy such Loss within thirty (30) days as of receipt of the notice in this regard. The payment of the indemnification shall then be made within five (5) days as of the end of the 30-day period mentioned above.

10.1.2.    The Parties further agree that any costs related to judicial or administrative claims and their guarantees (for example, but without limitation, deposit of guarantees for the issuance of clearance certificates), provided that (i) the damage that generated the costs or expenses has been caused by Buyer pursuant to items (a) or(b)above, and (ii) which disbursement are proved, shall be reimbursed to Sellers and the Kolberg Family Members within a term of ten (10) days as of the prove of disbursement mentioned above and, if such amounts are recovered by Sellers, they shall be immediately returned to Buyer, monetarily adjusted in accordance with the variation of the CDI index, from the reimbursement date to the effectiveByer’s recovery date.

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10.2.       Third Party Claims.  In the event Sellers, the Kolberg Family Members and/or Cielo Indústria is made, at any time, a defendant in or a party to a third party claim (including, without limitations, any governmental authority) arising from acts or facts occurred after the Closing Date, as applicable pursuant to Section 10.1(a)or (b) above, which can originate or be considered a Sellers and the Kolberg Family Members Loss (“Third Party Claims”), Sellers and the Kolberg Family Members and/or Cielo Indústria will notify Buyer in this regard. After such Third Party Claim evidence of disbursement of funds related to the proceeding, Buyer shall reimburse the total amount of such Sellers and the Kolberg Family Members Loss (including principal, interest and penalty, if applicable) to Sellers and the Kolberg Family Members within ten (10) days as of the receipt by Buyer of a notice from Sellers and the Kolberg Family Members informing the disbursement, in immediately available funds through deposit into the bank account indicated by in such notice.

10.2.1.    The Parties further agree that any costs related to judicial or administrative claims and their guarantees (for example, but without limitation, deposit of guarantees for the issuance of clearance certificates) related to Third Party Claims, provided that (i) the damage that generated the costs or expenses has been caused by Buyer pursuant to items (a) or (b) above, and (ii) which disbursement are proved, shall be immediately reimbursed to Sellers and the Kolberg Family Members and, if such amounts are recovered by Sellers and the Kolberg Family Members they shall be immediately returned to Buyer, monetarily adjusted in accordance with the variation of the CDI index.

11.          Outside Date and Terminative Condition.

11.1.       If the Conditions Precedent provided for in Section 3.2 are not duly complied with until October 10, 2016 (the “Outside Date”),Buyer may, at its sole discretion, upon delivery of a notice to Sellers in this regard, (i) waive any or all of the Conditions Precedent, (ii) postpone the term for the compliance with each or all of the Conditions Precedent, or (iii) terminate this Agreement and, in such event, all transactions provided hereunder shall be automatically terminated and cancelled, without the application of any penalty, fee or any liability of any nature to Buyer and/or to Sellers, and each Party shall bear with its own costs and expenses, including attorney’s fees and fees to other advisors.

11.1.1.	For the sake of clarification, if, until the Outside Date, it is not possible to obtain BNDES’ approval for the transfer of control of Cielo Telecom, as provided for in Section 3.2.3 above, or for the pre-payment of the lent amounts, as provided for in Section 3.2.3.1 above, the Parties hereby agree that such Condition Precedent shall be postponed for an additional 60-day term, without the application of any penalty, fee or any liability of any nature to Buyer and/or to Sellers.

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11.1.2.	In case the BNDES delivers a positive response with regard to the transfer of control of Cielo Telecom until September 2, 2016, the Outside Date will exceptionally be considered as of September 29, 2016, for all purposes of this Agreement.

11.2.       If the Conditions Precedent provided for in Section 3.2 (or 3.2.3.1, as applicable) have been duly complied with until the Outside Date, but any Party, for any reason, decides not to conclude the Transaction (“Dissident Party”), the other Party may, at its sole discretion, upon delivery of a notice to the Dissident Party in this regard, (i) postpone the term for the conclusion of the Transaction, or (ii) terminate this Agreement and, in such event, all transactions provided hereunder shall be automatically terminated and cancelled, without the application of any penalty, fee or any liability of any nature to such Party, but with a penalty to the Dissident Party in the amount equivalent to ten percent (10%) of the Transaction Value, which shall be due within ten (10) days as of the date of receipt of the notice mentioned in (ii) above, and each Party shall bear with its own costs and expenses, including attorney’s fees and fees to other advisors.

12.	Miscellaneous.

12.1.       Tax Matters. Each of the Parties shall bear its own taxes imposed on each of them in relation to this Agreement and/or their activities, whether past, present or future, and any decision in regard to such taxes shall be taken exclusively by the Party to which such taxes refer to and the other Party shall not be entitled to any interference or decision in relation thereto.

12.2.       Confidentiality. Each of the Parties hereby agrees that all information related to the Companies, as well as all terms and conditions set forth herein, shall be kept by it in strict confidence and shall not be disclosed by it to any third parties, without the prior written approval of the other parties. Sellers and the Kolberg Family Membersagree that it/he/she will not disclose to any person or third party the terms of this Agreement. Seller and the Kolberg Family Members hereby agree and undertake that all information disclosed to it/him/her, in connection with Cielo Telecom shall belong to Cielo Telecom and undertake to keep all such information confidential without limitation in time. Sellers and the Kolberg Family Members acknowledge that Buyer is a subsidiary to a public company which shares are traded on NASDAQ and shall be entitled to make disclosure of this Agreement in accordance with the reporting requirements which apply to it, such as upon the issuance of press releases, and in such event Buyer shall notify Sellers in advance of such disclosure noting the time and manner that the disclosure will be made and will coordinate, subject to the requirements of the law, the content and timing of the disclosure with the Sellers. The Confidentiality obligations provided hereunder shall remain in full force and effect for the term of five (5) years as of the Closing Date.

12.3.       Parties in Interest; Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, successors and permitted assigns. This Agreement, and any of the rights and obligations arising herefrom, shall not be assigned or transferred by any party except with the prior and express consent, in writing, of the other parties.

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12.4.       Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written agreement duly executed by the parties.

12.5.       Waivers. The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a novation or a waiver of any subsequent breach. Except as otherwise specifically provided for hereunder, no party shall be deemed to have waived any of its rights hereunder unless such waiver is in writing and signed by the part waiving such right. Except as otherwise specifically provided for hereunder, no delay or omission by any party in exercising any right shall operate as a waiver of such right or of any other right.

12.6.       Notices. Notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered personally, receipt acknowledged (in which case it shall be considered as delivered on the date of delivery), or sent by a courier of international reputation (in which case it shall be considered as delivered on the date of delivery certified by the Postal Service or by the courier), addressed to the Parties addresses mentioned in the preamble hereto.

12.7.       Fees and Expenses. Each of the Parties hereto shall bear its own fees and expenses incurred in connection with the negotiation, preparation and consummation of the transactions contemplated by this Agreement.

12.8.       Severability. Any term or provision of this Agreement that is found to be invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation.

12.9.       Language. This Agreement shall be executed and signed in the English and Portuguese languages. In case of discrepancy between the two, the Portuguese provisions shall prevail. The Parties further agree that the English version of this Agreementshall be a relevant element of interpretation to ascertain the actual meaning and spirit desired by Buyer upon the execution of this Agreement.

12.10.     Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties hereto shall be entitled to specific performance of the terms hereof, pursuant to Section 784 and others of the New Brazilian Code of Civil Procedure. For all legal purposes, the Parties hereby acknowledge that this Agreement constitutes a título executivo extrajudicial, pursuant to the provisions set forth in the Brazilian Code of Civil Procedure.

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12.11.     Representatives. Each Seller and Kolberg Family Member hereby irrevocably constitutes and appoints Cirio(the “Representative”) as his, her or its true and lawful agent and attorney-in-fact with full power and authority to receive and deliver any judicial, extrajudicial or administrative notice under this Agreement and related instrumentsasif such Seller or Kolberg Family Member could if then present and acting alone, and. any communication or other delivery validly delivered to the Representative shall be deemed to have been validly delivered to each of the Sellers and of the Kolberg Family Members.Thispower of attorney is coupled with an interest and shall be irrevocable and shall not be terminated by any Seller or Kolberg Family Member or by operation of law, whether by the death or incapacity of any Seller or Kolberg Family Member, and any action taken by the Representative shall be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not any Seller, Kolberg Family Member or the Representative shall have received any notice thereof. If the Representative refuses or is no longer capable of serving as the Representative hereunder, then the Sellers shall, within five (5) business days, appoint a successor Representative who shall thereafter be a successor Representative hereunder (and shall notify the Buyer of the same) and the Representative shall serve until such successor is duly appointed and qualified to act hereunder.If the replacement of the Representative or the communication of this fact to Buyer does not occur within the term established above, Buyer may, at its sole discretion, elect one of the Kolberg Family Members to be the new Representative, and the provisions of this Section shall apply to such new Representative.

13.          Governing Law and Jurisdiction.

13.1.       Governing Law. The governing Law shall be the Laws of the Federative Republic of Brazil.

13.2.       Jurisdiction. The Parties elect the courts of the Judicial District of São Paulo, State of São Paulo, to settle any disputes arising from this Agreement, with express waiver of any other, no matter how privileged. Each of the Parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party's property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement on the date below, in two (2) counterparts, in the presence of the witnesses below.

São Paulo, August 24, 2016.

[signature page to follow]

************************************************************

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[signature page of the Purchase and Sale Agreement for the purchase and sale of quotas of Cielo Telecom executed on August 24, 2016]

by	Pointer do Brasil Comercial Ltda.

	Eliane Maria Kolberg	DjulionAndgili Kolberg

	Joduciel Roberto Kolberg	Joseline Kolberg

	Marciele Aparecida Kolberg	Eric Thomaz Kolberg

Cirio Carlos Kolberg

by	Cielo do Brasil Instalações Ltda. ME

by	Cielo Indústria Mecatrônica Ltda. EPP

by	Cielo Telecom Ltda.

by	Pointer Telocation Ltd.

Witnesses:

1. ________________________________	2. _________________________________
Name:	Name:
ID:	ID:

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